    As filed with the Securities and Exchange Commission on April 11, 2001

                                        Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            U.S. PLASTIC LUMBER CORP.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


              NEVADA                                   87-0404343
-----------------------------------          -------------------------------
 (State or other jurisdiction of                    (I.R.S. employer
  incorporation or organization)                 identification number)
-----------------------------------          -------------------------------

                        2300 W. Glades Road, Suite 400 W
                            Boca Raton, Florida 33431
                             Telephone (561)394-3511
 ------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Bruce C. Rosetto
                  Vice President, General Counsel and Secretary
                            U.S. Plastic Lumber Corp.
                          2300 Glades Road, Suite 400 W
                            Boca Raton, Florida 33431
                             Telephone (561)394-3511
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                                              CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                         PROPOSED           PROPOSED
                                                                         MAXIMUM             MAXIMUM
        TITLE OF EACH CLASS OF SECURITIES            AMOUNT TO BE     OFFERING PRICE        AGGREGATE         AMOUNT OF
                 TO BE REGISTERED                     REGISTERED       PER UNIT (1)      OFFERING PRICE    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share.......      2,700,000(1)       $.8125(2)          $2,193,750            $548.44
----------------------------------------------------------------------------------------------------------------------------


(1) Based upon an estimate solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing reported sales price on the Nasdaq Stock Market on April 4, 2001.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 9, 2001

                                   PROSPECTUS

                            U.S. PLASTIC LUMBER CORP.
                        2,700,000 SHARES OF COMMON STOCK

         This prospectus relates to the sale of 2,700,000 shares of our common stock which may be sold by Fusion Capital Fund II, LLC. Fusion Capital Fund II, LLC is referred to in this prospectus as Fusion Capital or the selling shareholder.

         On December 7, 2000, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase up to $12.0 million of our common stock in two tranches. The purchase price will be based upon the future performance of our common stock.

         We estimate that the maximum number of shares we will sell to Fusion Capital under the first tranche of the common stock purchase agreement will be 2,700,000 inclusive of the 200,000 shares issued as a committment fee. If more than 2,700,00 shares are issuable to Fusion Capital under the first tranche, we will have the right and presently intend to terminate the common stock purchase agreement without any payment or liability to Fusion Capital. Under the terms of the common stock purchase agreement, in connection with commencing the first tranche, Fusion Capital will receive 200,000 shares of our common stock as a commitment fee. Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of our common stock. This prospectus relates to the offer and sale from time to time by Fusion Capital of these shares. We will not receive any of the proceeds from the sale of the shares being offered by this prospectus.

         Our common stock is quoted on the NASDAQ National Market under the symbol "USPL." On April 2, 2001, the last reported sale price for our common stock as reported on the Nasdaq National Market was $.8125 per share. We have applied to have the shares of common stock offered pursuant to this prospectus approved for trading on the Nasdaq National Market.

                        --------------------------------

Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 3 for a discussion of these risks.

                        --------------------------------

         THE SELLING SHAREHOLDER IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED. ANY BROKER EXECUTING SELLING ORDERS ON BEHALF OF THE SELLING SHAREHOLDER MAY BE DEEMED TO BE AN "UNDERWRITER." COMMISSIONS RECEIVED BY ANY BROKER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS.

                        --------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April __, 2001.

                                TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----

Prospectus Summary......................................................2
General Information Regarding Our Business..............................2
The Offering............................................................2
Risk Factors............................................................3
Forward Looking Statements.............................................12
Where You Can Find More Information....................................12
Use of Proceeds........................................................13
The Financing Transaction..............................................13
Selling Shareholder....................................................17
Plan Of Distribution...................................................19
Legal Matters..........................................................21
Experts................................................................21






         YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. U.S. PLASTIC LUMBER HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. FUSION CAPITAL WILL NOT MAKE AN OFFER OF THEIR SHARES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. THE SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                   GENERAL INFORMATION REGARDING OUR BUSINESS

         U.S. Plastic Lumber Corp. is a diversified holding company with subsidiaries operating in the plastic lumber manufacturing, plastic sheet manufacturing, plastic raw material processing, and environmental recycling industries. We are the largest manufacturer of plastic lumber in the United States and are building our existing lines of business through internal growth . As used in this prospectus, the terms "we," "us," "our" and "U.S. Plastic Lumber" mean U.S. Plastic Lumber Corp. and its subsidiaries.

         Our principal executive offices are located at 2300 Glades Road, Suite 440W, Boca Raton, Florida 33431 and our telephone number is (561) 394-3511.

                                  THE OFFERING

Securities offered by the selling shareholder...............    2,700,000 shares of our common stock

Offering Price..............................................    Determined at the time of sale by the selling shareholder

Common Stock Outstanding Before Offering....................    34,845,994(1)

Common Stock Outstanding After Offering.....................    37,545,994(2)

Use of Proceeds.............................................    We will not receive any proceeds from sales by the selling shareholder

Risk Factors................................................    The common stock offered by the selling shareholder
                                                                involves a high degree of risk and immediate substantial
                                                                dilution and should not be purchased if you cannot afford
                                                                the loss of your entire investment.  Before purchasing any securities offered, you should review carefully and
                                                                consider all information contained in this prospectus,
                                                                particularly the items set forth under "Risk Factors."

-------------------
   (1)   As of February 28, 2001
   (2) Includes 200,000 shares of common stock issued to the selling shareholder as a commitment fee.

                                  RISK FACTORS

         IN CONSIDERING WHETHER TO ACQUIRE OUR COMMON STOCK, YOU SHOULD CONSIDER CAREFULLY THE RISKS ASSOCIATED WITH THE OWNERSHIP OF OUR COMMON STOCK. THESE RISKS ARE DESCRIBED IN DETAIL BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION," BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

OUR FAILURE TO COMPLY WITH THE TERMS OF OUR CREDIT AGREEMENTS WITH LENDERS COULD RESULT IN RESTRICTIONS ON OUR OPERATIONS AND WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR LIQUIDITY AND CAPITAL RESOURCES.

         The Company's liquidity and ability to meet its financial obligations in 2001 will be dependent on the Company maintaining compliance with its debt covenants and obtaining the proceeds from the Fusion Capital Fund II LLC common stock purchase agreement. The Company is highly leveraged and due to losses experienced during the third quarter of fiscal 2000, we were deemed to be in default under the terms of our Senior Credit Facility due to our failure to maintain certain financial ratios including ratios involving earnings before interest, taxes, depreciation and amortization, interest expense ("EBITDA") and debt. On November 13, 2000, we entered into a Waiver and First
Amendment to the Senior Credit Facility in which the senior lenders waived our past defaults. The Waiver and First Amendment required that we maintain our financial condition and operating profit within certain defined parameters. The Waiver and First Amendment also required that we raise $4.5 million in additional equity financing as follows: $2.0 million on or before November 30, 2000; $2.0 million on or before December 26, 2000; and $0.5 million on or before January 30, 2001. We have only raised $2.5 million required by the Waiver and First Amendment as of December 31, 2000. The Waiver and First Amendment also required that we attain certain levels of EBITDA and interest expense. As of December 31, 2000, as a result of the operating losses of $2.6 million and $5.1 million incurred in the fourth quarter and for the year ended December 31, 2000 which excludes restructuring charges of $3.2 million, respectively, we were in default on certain financial covenants contained in the Waiver and First Amendment. Our default related to failure to achieve minimum levels of EBITDA, failure to maintain compliance with financial covenant ratios, including but not limited to ratios involving EBITDA interest expense and debt, and failure to raise sufficient equity sums by specified dates. On March 30, 2001, we entered into a Waiver and Second Amendment to the Senior Credit Facility with our senior lenders in which they agreed to waive past defaults on our Senior Credit Facility and the Waiver and First Amendment. The Waiver and Second Amendment contains the same type of waiver provisions as the Waiver and First Amendment, except that it provides additional flexibility in the financial covenants during the course of the next several months. In addition, the Waiver and Second Amendment contains a provision which requires that the Senior Credit Facility be refinanced or paid in full by April of 2002. The Company currently does not have the financial resources to retire this obligation in 2002.

         The terms of the Senior Credit Facility also require the Company to raise $6,500,000 of equity, in increments of $500,000 per month commencing in January and March 2001 and $500,000 per month thereafter until an aggregate of $6,500,00 has been raised. In December 2000, the Company entered into a common stock purchase agreement with Fusion Capital Fund II, LLC ("Fusion") pursuant to which Fusion has agreed to purchase up to $12 million of the Company's common stock. There can be no closing until such time as the Securities and Exchange Commission declares a registration statement effective which registers for resale the shares Fusion Capital has agreed to purchase. As a result, there can be no assurance that we will be able to obtain such additional funding.

         At December 31, 2000, the Company was not in compliance with the minimum tangible net worth covenant of the GE Capital Equipment Term Loan ("GE Loan"). On March 30, 2001, the Company entered into amendments on the GE Loan with GE Capital to waive the tangible net worth covenant for the fourth quarter of 2000 and amended the covenant for each quarter of 2001. Additionally, the Company will be required to accelerate a portion of the principal payments on the GE Loan and will be required to refinance or repay a portion of the GE Loan upon the refinancing or repayment of the Senior Credit Facility.

         Certain of our debt instruments contain covenants establishing certain financial covenants and operating restrictions. Our failure to comply with any covenant or material obligation contained these debt agreements, absent a waiver from the lenders, would result in an event of default which could accelerate debt repayment terms under the debt agreements. Due to various cross-default provisions contained within certain of our credit agreements, an event of default under certain of our debt agreements could accelerate debt repayment terms under certain other credit agreements, all of which would have a material adverse affect on our liquidity and capital resources.

Although we have an agreement for additional equity funding from Fusion Capital, there can be no closing until such time as the Securities and Exchange Commission declares this registration statement effective. As a result, there can no assurance or guarantee that we will be able to obtain such additional funding on terms that are acceptable to us within the time frames required by our agreement with our senior lenders.

         In addition, most of our debt instruments contain covenants establishing certain financial operating restrictions. Our failure to comply with any covenant or obligation contained in any credit agreement, absent a waiver from the lender, could result in an event of default which could accelerate debt repayment terms under certain other credit agreements, all of which could negatively impact our liquidity and capital resources.

WE HAVE A HISTORY OF LOSSES AND IF WE ARE NOT ABLE TO ACHIEVE AND MAINTAIN PROFITABILITY, THE MARKET PRICE OF OUR COMMON STOCK COULD DECREASE.

         We incurred operating losses during much of our history. We reported a large operating loss in the third quarter of 2000 in our plastic lumber division in excess of $4.0 million which resulted in a default on our Senior Credit Facility. We did negotiate a waiver and amendment to our Senior Credit Facility with our senior lenders dated November 13, 2000. We also reported a large operating loss for the fourth quarter of 2000 of $5.1 million and for the fiscal year 2000 of $2.6 million, excluding a restructuring charge of $3.2 million. As a result of these losses, we defaulted on certain financial covenants contained in the Waiver and First Amendment to the Senior Credit Facility that we entered into with our senior lenders. We have, however, negotiated a Waiver and Second Amendment to our Senior Credit Facility restoring us to compliance with the Senior Credit Facility. At December 31, 2000, the Company was not in compliance with the minimum tangible net worth covenant of the GE Capital Equipment Term Loan ("GE Loan"). On March 30, 2001, the Company entered into amendments on the GE Loan with GE Capital to waive the tangible net worth covenant for the 4th quarter of 2000 and amended the covenant for each quarter of 2001. If we are not able to restore our profitability, which will depend largely on our ability to substantially increase sales, reduce fixed operating costs, and limit the growth of overhead and direct expenses, the market price of our common stock could decrease and our business and operations could be negatively impacted. See the Risk Factor immediately above for further information on our default. If the market price of our stock continues to decrease, it can impact our ability to maintain listing on NASDAQ NMS.

WE REQUIRE ADDITIONAL CAPITAL TO FINANCE OUR WORKING CAPITAL NEEDS. OUR LIMITED ACCESS TO CAPITAL COULD RESULT IN OUR INABILITY TO OBTAIN FINANCING IN ADEQUATE AMOUNTS AND ON ACCEPTABLE TERMS NECESSARY TO OPERATE OUR BUSINESS WHICH COULD NEGATIVELY IMPACT OUR BUSINESS, FINANCIAL CONDITION AND LIQUIDITY.

         We require additional capital to finance our working capital needs. We have limited access to capital and there is no assurance that we will be able to obtain the capital necessary and appropriate to operate our business. We will require additional capital in order to:

         o        manufacture, market, and sell our products;
         o        develop new products;
         o        manufacture, market, and sell our new product line;
         o        consolidate our existing operations;
         o        implement our plan of operations;
         o        to fund other working capital needs; and
         o        capital expenditures.

                  While we currently have limited lines of credit available, we cannot be sure that these lines of credit or other financing will be available to us in the future or that it will be available in the amounts we require or on terms acceptable to us. Should such financing be unavailable or prohibitively expensive when we require it, we would not be able to sustain our working capital needs, which would have a material adverse effect on our business, operating results and financial condition.

In addition, we only have the right to receive $500,000 per month under the common stock purchase agreement with Fusion Capital, unless our stock price equals or exceeds $3.50 per share, in which event additional amounts of our commons stock may be sold to Fusion Capital. Even if we are able to access $6.0 million available under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. In addition, one result of the raising of additional capital through the common stock purchase agreement with Fusion Capital would be the issuance of additional shares of our common stock. The issuance of additional shares to Fusion Capital pursuant to the common stock purchase agreement could result in substantial dilution to our existing stockholders. Sales of our common stock to Fusion Capital cannot begin until a registration statement registering the shares for resale by Fusion Capital is declared effective by the SEC. We cannot predict with certainty if or when this will occur.

Our failure to obtain financing in adequate amounts and on acceptable terms could negatively impact on our business, financial condition and liquidity.

SINCE OUR PLASTIC LUMBER PRODUCTS ARE FAIRLY NEW AND CARRY LONG WARRANTIES, AS MUCH AS 50 YEARS ON SOME PRODUCTS, WE DO NOT HAVE A SUFFICIENT HISTORICAL TRACK RECORD TO DETERMINE THE FUTURE LIABILITY THAT MAY RESULT FROM OFFERING EXTENDED WARRANTIES OR FROM PRODUCT LIABILITY MATTERS.

         Our plastic lumber products are fairly new and have not been on the market for long periods of time and may be used in applications that we may have no knowledge of or limited experience in. Our plastic lumber products are used in applications that we have little or no historical track record to measure our potential liability as it relates to product warranty or product liability issues. We have established an accounting reserve on our books and records that we believe is sufficient to handle product warranty or liability issues based upon our current information from past experience, however, due to our minimal historical track record there can be no assurances that our current reserve will be sufficient. If our products fail to perform over the extended warranty periods, which for some products is as long as 50 years, we may not have the ability to adequately protect ourself against this potential liability which can negatively impact on our business.

IF WE ARE NOT ABLE TO ATTRACT AND KEEP EMPLOYEES WITH THE REQUISITE LEVELS OF EXPERTISE, IT COULD NEGATIVELY IMPACT OUR ABILITY TO CONDUCT BUSINESS.

         Our business requires a significant amount of expertise in a wide variety of functions. We cannot assure you that we will be able to maintain employees with the requisite levels of expertise or that we will be able to attract and keep these employees in the future. Our failure to attract and keep employees with the requisite levels of expertise could negatively impact our ability to conduct business.

SEVERAL OF OUR DIRECTORS, OFFICERS, AND EMPLOYEES ARE AFFILIATED WITH ENTITIES WHICH ARE SIGNIFICANT SHAREHOLDERS OF OURS, WHICH COULD RESULT IN A CONFLICT OF INTEREST.

         Several of our directors, officers, and employees are affiliated, through ownership or otherwise, with the Stout Partnership and Schultes, Inc., each of which is a significant shareholder. When our directors who are affiliated with these entities are faced with decisions where we have interests adverse to those entities, a conflict of interest could arise. Since a majority of our directors are affiliated with those entities, agreements related to monies provided by those entities were not the result of arm's-length negotiations. We have attempted to have these agreements be as similar to those negotiated by us with third parties, however, these agreements may include terms and conditions that may be more or less favorable to us than terms contained in similar agreements negotiated with third parties.

IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY, OUR BUSINESS WILL SUFFER.

         The success of our growth strategy depends on our ability to continue to increase profit margins through:

         o        consolidation of plants and operations;
         o        reduced costs of operations;
         o        increased consumer acceptance of alternative wood products;
         o        an increased distribution network;
         o        increased sales; and
         o        ability to finance growth.

         Our ability to implement this strategy will depend in large part on whether we are able to:

         o obtain adequate financing on favorable terms to fund this growth strategy;
         o        develop and expand our customer base;
         o        hire, train, and retain skilled employees;
         o strengthen brand identity and successfully implement our marketing campaigns;
         o        continue to expand in the face of increasing competition;
         o continue to negotiate our supply contracts and sales agreements on terms that increase or maintain our current profit margins; and
         o create sufficient demand for plastic lumber and other products.

         Our inability to implement any or all of these strategies could result in continued losses and our business will suffer.

AS A RESULT OF OUR ACQUISITION OR LEASE OF REAL ESTATE, WE MAY BECOME LIABLE FOR THE REMEDIATION AND/OR REMOVAL OF HAZARDOUS OR TOXIC SUBSTANCES FROM THAT REAL ESTATE.

         From time to time, we acquire or lease storage facilities or other properties in connection with the operation of our business. Under various U.S. federal, state, or local environmental laws, ordinances, and regulations, we could be required to investigate and clean up hazardous or toxic substances or chemical releases at property we acquire or lease. We could also be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and cleanup costs incurred by those parties in connection with any contamination. The costs of investigation, remediation, or removal of hazardous or toxic substances may be substantial, and the presence of those substances, or the failure to properly remediate the property, may adversely affect our ability to sell or rent the property or to borrow using the property as collateral. In addition, we could be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from these properties.

THE SEASONAL NATURE OF OUR BUSINESS COULD HURT OUR REVENUES.

         Our business is seasonal in nature. Historically, we have generated a substantial portion of our revenues and profits during the second and third quarters of our fiscal year. If for any reason our revenues fall below those normally expected during the second and third quarters of our fiscal year, our revenues could be adversely affected.

SOME OF OUR BUSINESSES OPERATE IN RELATIVELY NEW INDUSTRIES WHICH PROSPECTIVE CUSTOMERS MAY RESIST WHICH COULD RESULT IN DECREASED REVENUES.

         The reclamation and recycling of plastic and the manufacture of plastic lumber for use in construction, and other composite materials containing recycled plastics, are relatively new industries. There is a general reluctance in the construction industry to use new materials before they have been extensively tested, particularly in certain segments which have exacting performance standards for component materials. In the case of our recycled plastic lumber and composite materials in particular, this testing may be extensive for each prospective customer and may require substantial additional time and resources. In addition, we may experience resistance from prospective customers who are accustomed to more conventional, non-artificial wood materials. Moreover, we may not have sufficient financial and other resources to undertake extensive marketing and advertising activities or to afford the cost of the necessary marketing and sales personnel when it becomes appropriate to broaden our marketing efforts.

IF WE ARE NOT ABLE TO OBTAIN OUR RAW MATERIALS AT COMMERCIALLY REASONABLE TERMS, OUR REVENUES MAY BE REDUCED.

         The availability of low-cost raw materials, namely post-consumer and industrial plastic waste products, is a material factor in our costs of operations. Historically, suppliers have provided adequate quantities of these raw materials at favorable costs. We believe that our current sources of raw materials will continue to be available on commercially reasonable terms. However, unavailability, scarcity, or increased cost of these raw materials could affect our revenues. We purchase most of our raw materials through generators of post-consumer and industrial recycled plastic materials. We do not rely on contractual arrangements with our raw materials suppliers and we have no long-term supply contracts. Disruption of our supply sources could reduce our revenues.

IF WE ARE UNABLE TO DEVELOP NEW TECHNOLOGIES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND OUR BUSINESS COULD SUFFER.

         Our products and services involve newly developing technologies and we cannot be sure that we will be able to compete effectively in developing and marketing new products and services or in developing or maintaining the know-how, technology, and patents to compete effectively. There is a general lack of public awareness of these newly developing products and services generally, or as alternatives to more traditional and well established products. To compete effectively, we must increase public knowledge and acceptance of our products and services and develop and maintain certain levels of know-how and technical expertise. Our failure to develop new technologies could have an adverse effect on our ability to compete and our business could suffer.

A LACK OF UNIFORM STANDARDS EXISTS IN THE PLASTIC LUMBER INDUSTRY IN WHICH WE OPERATE THAT COULD RESTRICT THE GROWTH OF PLASTIC LUMBER PRODUCTS AND LIMIT THE MARKET FOR THESE PRODUCTS, WHICH COULD RESULT IN DECREASED REVENUES.

         The American Society for Testing and Materials and other industry trade organizations have established general standards and methods for measuring the characteristics of specific building materials. Users of building materials (and frequently, issuers of building codes) generally specify that the building materials comply with the standards relative to the proposed applications. Since uniform, recognized standards or methods have only recently been established for measuring the characteristics of plastic lumber, potential users may not be aware of this method of judging whether or not plastic lumber may be suitable for their particular requirements, without being informed of these standards by the plastic lumber supplier or otherwise becoming aware of them. The fact that these standards are not well known for plastic lumber may limit the market potential for our building materials and make potential purchasers of these building materials reluctant to use them. The Plastic Lumber Trade Association, of which we are a member, is pursuing increased public awareness of these standards, but we cannot be sure that public awareness will successfully be increased or that increased awareness will increase the market for our products.

SINCE THE INDUSTRIES IN WHICH WE OPERATE ARE SUBJECT TO EXTENSIVE REGULATION, THE COST OF COMPLYING WITH THOSE REGULATIONS, OR THE LIABILITY FOR NOT COMPLYING, COULD BECOME SUBSTANTIAL WHICH COULD REDUCE OUR REVENUES.

         Our businesses are subject to extensive laws and regulations designed to protect the environment from toxic wastes and hazardous substances or emissions and to provide a safe workplace for employees. Under current federal regulations, the Resource Conservation & Recovery Act, and Comprehensive Environmental Responsibility, Compensation, and Liability Act, the generator of toxic or hazardous waste is financially and legally responsible for that waste forever, and strictly liable for the clean up and disposal costs. In particular, the business of treating or otherwise handling toxic or hazardous waste materials is fraught with potential liability to handlers if the handling and tracking of wastes is not completed properly. Although we believe we are either in material compliance with all currently applicable environmental laws and regulations or that we are operating in accordance with appropriate variances or similar arrangements, we cannot be sure that we will always be deemed in compliance, nor can we be sure that compliance with current laws and regulations will not require significant capital expenditures that could have a material adverse effect on our operations. These laws and regulations are always subject to change and could become more stringent in the future. Although state and federal legislation currently provide for certain procurement preferences for recycled materials, the preferences for materials containing waste plastics are dependent upon the eventual promulgation of product or performance standard guidelines by state or federal regulatory agencies. The guidelines for recycled plastic building materials may not be released or, if released, the product performance standards required by those guidelines may be incompatible with our manufacturing capabilities. It may be necessary to expend considerable time, effort and money to keep our existing or acquired facilities in compliance with applicable environmental, zoning, health, and safety regulations and as to which there may not be adequate insurance coverage. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures and compliance could vary substantially from those currently anticipated.

IF WE ARE NOT ABLE TO MAINTAIN OUR PERMITS AND LICENSES NECESSARY TO CONDUCT OUR BUSINESS, OUR ABILITY TO CONDUCT OUR BUSINESS IN ITS PRESENT FORM WOULD BE SUBSTANTIALLY RESTRICTED.

         Our business, especially our environmental recycling operation, depends on our maintaining permits and licenses from many different federal, state, and local agencies. We cannot assure you that we will be able to maintain our permits and licenses in the future or that we will be able to modify our permits and licenses, if necessary, to be able to compete effectively. If we are not successful in maintaining the permits and licenses necessary to conduct our business, our ability to conduct our business in its present form would be substantially restricted.

SINCE WE RELY SIGNIFICANTLY ON OUR TRADE SECRETS, OUR INABILITY TO PROTECT THESE TRADE SECRETS COULD RESULT IN REDUCED REVENUES.

         Our businesses involve many proprietary trade secrets, including certain methods, processes, and equipment designs for which we have not sought patent protection. Although we have taken measures to safeguard our trade secrets by limiting access to manufacturing and processing facilities and requiring confidentiality and nondisclosure agreements with third parties, we cannot assure you that our trade secrets will not be disclosed or that others will not independently develop comparable or superior technology. Rather than rely on patent protection, we have generally chosen to rely on the unique and proprietary nature of our processes. We have obtained exclusive worldwide licensing rights with respect to patent technology related to railroad crossties and the process to manufacture them, but we cannot assure you that we will be able to maintain those rights for any specific length of time. We also purchased patents to manufacture structural lumber.

         To the extent that we do have patents on some of our technology we can not assure you that our patents will adequately protect us from similar technology being developed with different formulations or from use in countries in which we do not have patent protection. We will seek protection against known infringement cases against our patents, but we cannot assure you that our efforts will be successful.

IF WE ARE NOT ABLE TO SUCCESSFULLY OBTAIN BID WORK AT SUITABLE PROFITABLE MARGINS, OUR REVENUES WILL DECREASE.

         Our environmental recycling operation consists of certain subsidiaries which are highly reliant upon contract bidding as a significant source of revenues. We cannot assure you that we will be successful in obtaining bid work in the future or that if we do obtain bid work that it will be at suitable profitable margins. Our failure to successfully obtain bid work at suitable profitable margins may result in a decrease in revenues.

THE OCCURRENCE OF AN EVENT NOT FULLY COVERED BY INSURANCE COULD REDUCE OUR REVENUES.

         Our business could be disrupted by a variety of occurrences, including:

         o        fires, explosions, or blow outs;
         o        environmental hazards;
         o        hurricanes, floods, fires, or other acts of God; or
         o        product liability occurrences.

         Any of these occurrences could result in substantial losses due to:

         o        injury;
         o        loss of life;
         o        severe damage;
         o        clean-up responsibilities;
         o        regulatory investigation; or
         o        penalties and suspension of operations.

         We maintain insurance coverage against some, but not all, potential risks. However, we cannot assure you that our insurance will:

         o        be adequate to cover all losses or exposure for liability;
         o continue to be available at premium levels that justify its purchase; or
         o        continue to be available at all.

         If an event occurs which is not fully covered by insurance, our revenues could be reduced.

A SUBSTANTIAL INCREASE IN INTEREST RATES COULD INCREASE OUR COST OF FUNDS AND REDUCE OUR REVENUES.

         A substantial portion of our outstanding indebtedness is at floating interest rates. As a result, a substantial increase in interest rates could increase our cost of borrowed money, which could reduce our revenues.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY IN THE INDUSTRIES IN WHICH WE OPERATE WHICH WOULD REDUCE OUR REVENUES.

         All of our businesses operate in highly competitive industries. Our recycled plastic lumber business faces competition from other producers of recycled plastic lumber as well as producers of vinyl and aluminum decking, and traditional wood, especially pressured treated wood. We compete against other makers of recycled plastic principally upon the basis of price and quality, as well as the immediate availability of the product, and compete against other products such as pressure treated lumber by emphasizing the superior suitability characteristics of plastic lumber for certain applications, as well as appealing to the environmental consciousness of consumers. Our environmental recycling operations face competition from several large competitors that provide similar services throughout the northeast and midatlantic states. The resources of these competitors, financial or otherwise, are such that it is very difficult for us to effectively compete. In some instances, our competitors have more revenues, market share, better name recognition and capital available which could make it difficult for us to compete. In addition, the environmental industry is changing as a result of rapid consolidation and our future success may be affected by those changes. Our failure to compete successfully in either the plastic lumber or the environmental industry could have a material adverse effect on our revenues.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS NECESSARY TO GROW OUR BUSINESS IN NEW STOCK OFFERINGS.

         There were approximately 34.8 million shares of our common stock outstanding as of December 31, 2000. In addition, we intend to continue to issue common stock in connection with financings or in other transactions. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities.

IF WE ARE NOT SUCCESSFUL IN RETAINING KEY PERSONNEL, THIS COULD DISRUPT OUR OPERATIONS AND RESULT IN REDUCED REVENUES.

         We believe that our success is dependent to a significant extent upon the continued employment of certain key executive officers. The loss of services of Mark S. Alsentzer, our Chief Executive Officer, John Poling, our Chief Financial Officer, Bruce C. Rosetto, our Vice President and General Counsel, or Michael D. Schmidt, our Vice President and Controller, for any reason could disrupt our operations and result in reduced revenues.

ANTI-TAKEOVER PROVISIONS MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF US, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND COULD REDUCE THE AMOUNT THAT SHAREHOLDERS MIGHT RECEIVE IF WE ARE SOLD.

         "Anti-takeover" provisions contained in Nevada law and in our articles of incorporation, bylaws, and contracts could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to shareholders. These provisions could adversely affect the market price of our common stock and could reduce the amount that shareholders might receive if we are sold. These anti-takeover provisions include the following:

         o Our articles of incorporation give our board of directors the authority to issue shares of preferred stock without shareholder approval. Any preferred stock could have rights, preferences, and privileges that could adversely affect the voting power and the other rights of the holders of our common stock.

         o Our articles of incorporation and bylaws provide for staggered terms for the members of the board of directors, with each board member serving a staggered four year term.

         o Options to purchase our common stock will immediately become exercisable upon a change in control.

THE SALE OF U.S. PLASTIC LUMBER COMMON STOCK TO FUSION CAPITAL MAY CAUSE DILUTION AND THE SALE OF THE SHARES ACQUIRED BY FUSION CAPITAL COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         All shares registered in this offering will be freely tradable. However, Fusion Capital has agreed that it will not sell or otherwise transfer the 200,000 commitment shares until the earliest of termination of the common stock purchase agreement, our default under the agreement, or approximately one year from the date hereof. Fusion Capital may sell none, some or all of the shares of common stock purchased from U.S. Plastic Lumber at any time. We expect that shares registered in this offering will be sold over a period of up to 12 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity related securities in the future at a time and at a price that it might otherwise wish to effect sales. See Section entitled "The Financing Transaction for a table that shows the number of shares issuable and potential dilution based on varying market prices.

         Although we have the right to prohibit Fusion Capital's purchases under the common stock purchase agreement if the market price for our common stock is below $15.00 for three consecutive trading days, we may still elect to require Fusion Capital's purchase of shares under the common stock purchase agreement. We can require Fusion Capital to purchase additional shares if our closing sale price on each of the five trading days immediately prior to the first trading day of any 30-day period is at least $3.50, provided the closing sale price of our common stock during such 30-day period or periods remains at least $3.50. The purchase under the common stock purchase agreement of a significant percentage of our outstanding stock would result in substantial dilution to the ownership interests of other holders of our common stock. This dilution could be more significant if the trading price of our common stock is lower than the current trading price of our stock at the time Fusion Capital purchases our stock as a lower trading price would mean more of our stock would be issuable to Fusion Capital. See Section entitled "The Financing Transaction for a table that shows the number of shares issuable and potential dilution based on varying market prices. Since we have initially registered 2,500,000 shares in this offering for Fusion Capital to purchase under the common stock purchase agreement, our stock price will need to average greater than $2.40 per share for us to receive the maximum proceeds of $6 million under the common stock purchase agreement. In the event we decide to issue a number of shares that represents in excess of 20% of our outstanding shares of common stock, we would first seek shareholder approval.

THE EXISTENCE OF THE AGREEMENT WITH FUSION CAPITAL TO PURCHASE SHARES OF OUR COMMON STOCK COULD CAUSE DOWNWARD PRESSURE ON THE MARKET PRICE OR OUR COMMON STOCK.

         Both the actual dilution and the potential for dilution resulting from sales of our common stock to Fusion Capital could cause holders to elect to sell their shares of our common stock, which could cause the trading price of our common stock to decrease. In addition, prospective investors anticipating the downward pressure on the price of our common stock due to the shares available for sale by Fusion Capital could refrain from purchases or effect sales in anticipation of a decline of the market price.

                           FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus may contain "forward-looking statements". Forward-looking statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, including but not limited to the risks which are described in detail under "Risk Factors" and elsewhere in this prospectus. When considering these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C., 20549 and at the SEC's regional offices in Illinois and New York. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site (http://www.sec.gov). You may also inspect our SEC filings and other information concerning U.S. Plastic Lumber Corp. at the offices the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006-1500.

         We have filed a registration statement on Form S-3 to register the shares of common stock offered under this prospectus. This prospectus is a part of the registration statement on Form S-3 and constitutes a prospectus of U.S. Plastic Lumber. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement on Form S-3 or the exhibits to the registration statement on Form S-3.

         The SEC also allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT U.S. PLASTIC LUMBER THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. COPIES OF ANY OF THAT INFORMATION ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. WRITTEN REQUESTS FOR THOSE DOCUMENTS SHOULD BE DIRECTED TO THE SECRETARY, U.S. PLASTIC LUMBER CORP., 2300 GLADES ROAD, SUITE 440W, BOCA RATON, FLORIDA 33431, AND TELEPHONE REQUESTS MAY BE DIRECTED TO THE SECRETARY AT (561) 394-3511.

         We incorporate by reference the documents listed below which we previously filed with the SEC:


----------------------------------------------------------------------------------------------------------------
                          SEC Filings                                                  Period
----------------------------------------------------------------------------------------------------------------
Annual Report on Form 10K                                             Year ended December 31, 2000
Amendment to Annual Report on Form 10-K/A
----------------------------------------------------------------------------------------------------------------
Current Reports on Form 8-K                                           Filed on January 9, 2001
----------------------------------------------------------------------------------------------------------------
Registration Statement on Form 8-A filed pursuant to Section          Filed on March 2, 1998
12(g) of the Exchange Act
----------------------------------------------------------------------------------------------------------------


         All documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until this offering is completed will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholder; however, we may receive up to $12,000,000 from the sale of its common stock to the selling shareholder under the common stock purchase agreement. We are registering the shares for sale to provide the selling shareholder with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholder.

                            THE FINANCING TRANSACTION

GENERAL

         On December 7, 2000, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase up to $12.0 million of our common stock in two tranches with each tranche representing $6.0 million of common stock. The $6.0 million of common stock purchasable under the first tranche of the common stock purchase agreement is to be purchased over a twelve-month period, subject to a 6 month extension or earlier termination at our discretion. The selling price of the shares will be equal to the lesser of (1) $15.00 or (2) a price based upon the future market price of the common stock without any fixed discount to the market price.

         After all of the shares of our common stock purchasable under the first tranche of the common stock purchase agreement have been purchased by Fusion Capital, we have the right to deliver to Fusion Capital an irrevocable written notice stating that we elect to commence the second tranche of financing equal to up to an additional $6.0 million. The obligation of Fusion Capital to commence the second tranche is subject only to customary conditions, all of which are outside the control of Fusion Capital, and the transaction would occur on the same terms and conditions of the first tranche.

PURCHASE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT

         Under the common stock purchase agreement, Fusion Capital will purchase shares of our common stock by purchasing from time to time a specified dollar amount of our common stock. Subject to the limits on purchase and the termination rights described below, each month during the term of the first tranche for up to 12 months, Fusion Capital will purchase $500,000 of our common stock. This amount may be decreased by us at any time. If our stock price equals or exceeds $3.50 per share, we have the right to increase this monthly amount up to the full remaining portion of the $6.0 million. We have the right to suspend any purchases of common stock by Fusion Capital. The selling price per share is equal to the lesser of:

         o the lowest sale price of our common stock on the day of submission of a purchase notice by Fusion Capital; or

         o the average of any five closing bid prices of our common stock during the 15 consecutive trading days prior to the date of submission of a purchase notice by Fusion Capital; or

         o        $15.00.

         The selling price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the ten trading days in which the closing bid price is used to compute the purchase price. Notwithstanding the foregoing, Fusion Capital may not purchase shares of common stock under the common stock purchase agreement if Fusion Capital or its affiliates would beneficially own more than 4.99% of our then aggregate outstanding common stock immediately after the proposed purchase. If the 4.99% limitation is ever reached we have the option to increase this limitation to 9.99%. If the 9.99% limitation is ever reached, this limitation will not limit Fusion Capital's obligation to fund the monthly purchase amount of $500,000 or Fusion Capital's mandatory purchase obligation under the common stock purchase agreement. The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital upon our sale of common stock under the first tranche of the common stock purchase agreement at varying purchase prices:


                                                Number of Shares to be          Percentage Outstanding After
                                                Issued if Full Purchase         Giving Effect to the Issuance
             Assumed Purchase Price                Of First Tranche                 to Fusion Capital(1)
             ----------------------             -----------------------         -------------------------------

$ 1.00........................................        2,700,000(2)                             7.2%
$ 2.00........................................        2,700,000(2)                             7.2%
$ 3.00........................................        2,000,000(2)                             5.4%
$ 4.00........................................        1,500,000(2)                             4.1%
$ 5.00........................................        1,200,000                                3.3%
$10.00........................................          600,000                                1.7%
$15.00, the purchase price ceiling............          400,000                                1.1%



----------------------

(1) Based on 34,845,994 shares outstanding as of February 28, 2001. Assumes the issuance of 200,000 shares of common stock issuable to Fusion Capital as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

(2) We estimate that we will issue no more than 2,700,000 shares to Fusion Capital under the first tranche of the common stock purchase agreement, including the 200,000 shares issuable as a commitment fee, all of which are included in this offering. If more than 2,700,000 shares are issuable to Fusion Capital under the first tranche of the common stock purchase agreement, we have the right and currently intend, to terminate the agreement without any payment or liability to Fusion Capital.

OUR RIGHT TO PREVENT PURCHASES

         If the closing sale price of our common stock is below $15.00 for three consecutive trading days, we have the unconditional right to suspend purchases until the earlier of: (1) our revocation of this suspension and (2) such time as the sale price of our common stock is above $15.00. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

OUR RIGHT TO MANDATORY PURCHASES

If the closing sale price of our common stock on each of the five trading days immediately prior to the first trading day of any 30-day period is at least $3.50, we shall have the right to require purchase by Fusion Capital of part or all of the outstanding $6 million (in such amounts as determined by us), during such time or times as Fusion Capital shall determine during the next two 30-day periods, provided that the closing sale price of our common stock during such 30-day period or periods is at least $3.50. Our right to require purchase by Fusion Capital shall be exercisable by written notice from us to Fusion Capital prior to the first trading day of any 30-day period.

OUR TERMINATION RIGHTS

         Prior to the date on which shares are purchased by Fusion Capital, we shall have the right to terminate the common stock purchase agreement at any time for any reason. After the date on which share are first purchased by Fusion Capital, if at any time the closing sale price of our common stock is below $15.00, we may, at any time within the next three trading days, give notice to

Fusion Capital exercising our right to terminate the common stock purchase agreement. Such notice shall be effective three trading days after Fusion Capital receives such notice. We may not exercise our termination rights in anticipation of, or in connection with, a change of control or other major transaction unless the change of control or other major transaction has been publicly disclosed for at least 60 trading days.

EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON OUR SHAREHOLDERS

         All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 12 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the first tranche of the common stock purchase agreement, and it may sell all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to block purchases of the common stock purchase agreement and to require termination of the common stock purchase agreement in some cases.

NO SHORT-SELLING OR HEDGING BY FUSION CAPITAL

         Fusion Capital has agreed that neither it nor any of its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

EVENTS OF DEFAULT

         Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

         o if for any reason the shares offered by this prospectus cannot be sold pursuant to this prospectus for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         o suspension by the Nasdaq National Market of our common stock from trading for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         o our failure to satisfy any listing criteria of the Nasdaq National Market for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         o (1) notice from us or our transfer agent to the effect that either of us intends not to comply with a proper request for purchase under the common stock purchase agreement of shares of common stock; (2) our failure to confirm to the transfer agent Fusion Capital's purchase notice; or (3) the failure of the transfer agent to issue shares of our common stock upon delivery of a purchase notice;

         o any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

         o if the number of shares to be issued to Fusion Capital reaches an aggregate amount that would require shareholder approval under our principal market regulations (to the extent not previously obtained) or otherwise cause us to breach our principal market rules and regulations.

         o a default by us of any payment obligation in excess of $1.5 million; or

         o any participation in insolvency or bankruptcy proceedings by or against us.

ADDITIONAL SHARES ISSUED TO FUSION CAPITAL

         Under the terms of the common stock purchase agreement, in connection with the commencement of the first tranche, Fusion Capital will receive 200,000 shares of our common stock as a commitment fee. Unless an event of default occurs, these shares must be held by Fusion Capital until the common stock purchase agreement has been terminated. On the date that the second tranche is commenced, Fusion Capital will be entitled to receive an additional commitment fee, payable in shares of our common stock, equal to 8% of $6.0 million or $480,000 divided by the average of the closing price of our common stock for the ten consecutive trading days immediately preceding the date we deliver notice of our election to commence the second tranche.

NO VARIABLE PRICED FINANCINGS

         Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

HOLDINGS OF FUSION CAPITAL UPON TERMINATION OF THE OFFERING

         Because Fusion Capital may sell all, some, or none of the common stock offered by this prospectus, no estimate can be given as to the amount of common stock that will be held by Fusion Capital upon termination of the offering.

                               SELLING SHAREHOLDER

         The selling shareholder is Fusion Capital Fund II, LLC. Under the common stock purchase agreement, Fusion Capital agreed to purchase up to $12.0 million of our common stock in two tranches of $6.0 million. The purchase price of our common stock being purchased by Fusion Capital is based upon the future market price of our common stock. We will commence the first tranche with Fusion Capital after this registration statement becomes effective. At our sole option, we can require Fusion Capital to commence the second tranche and purchase up to an additional $6.0 million of our common stock.

         We estimate the maximum number of shares we will sell to Fusion Capital under the first tranche of the common stock purchase agreement will be 2,500,000 shares assuming Fusion Capital purchases all $6.0 million of common stock. We have the right under certain conditions to suspend and/or terminate the common stock purchase agreement without any payment or liability to Fusion Capital. We have also agreed to issue Fusion Capital 200,000 shares as a commitment fee pursuant to the terms of the common stock purchase agreement. Unless an event of default occurs, these shares must be held by Fusion Capital until the common stock purchase agreement has been terminated. This prospectus relates to the offer and sale from time to time by Fusion Capital of these shares. The common stock purchase agreement is described in detail under the heading "The Financing Transaction."

         The following table provides certain information as of the date of this prospectus regarding Fusion Capital's beneficial ownership of our common stock prior to and after the sale of the shares offered under this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon conversion of debentures or the exercise of warrants which are currently exercisable or which become exercisable within sixty days of the date of this prospectus are deemed to be beneficially owned by the debenture or warrant holder.


                                                         NUMBER OF SHARES     NUMBER OF        NUMBER OF SHARES
                                                          OWNED PRIOR TO    SHARES BEING       OWNED AFTER THE
                  SELLING SHAREHOLDER                      THE OFFERING    OFFERED FOR SALE        OFFERING
                  -------------------                    ----------------  ----------------    ----------------
Fusion Capital......................................            0              2,700,000          2,700,000


         Notwithstanding certain limitations on the ability of Fusion Capital to purchase shares as set forth in the common stock purchase agreement, assuming the purchase of the 2,500,000 shares by Fusion Capital based upon our estimates, together with the 200,000 shares being delivered as a commitment fee, Fusion Capital would beneficially own 7.2% of our outstanding stock as of February 28, 2001. To the extent we need to use the cash proceeds of sales of common stock issuable in the first tranche of the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON THE COMPANY AND OUR SHAREHOLDERS

         All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 12 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable in the first tranche of the common stock purchase agreement, and it may sell all of the shares of common stock it acquires upon purchase. Therefore, the purchase of shares in the first tranche of the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to block purchases under the common stock purchase agreement and to require termination of the common stock purchase agreement in some cases.

OUR ABILITY TO RESTRICT PURCHASES

         The common stock purchase agreement provides that we may restrict purchases under the common stock purchase agreement if the closing sale price of our common stock is below $15.00. To the extent we need to use the cash proceeds of sales of common stock issuable in the first tranche of the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

                              PLAN OF DISTRIBUTION

         The common stock offered by this prospectus is being offered by the selling shareholder, Fusion Capital Fund II, LLC. The common stock may be sold or distributed from time to time by the selling shareholder, or by donees or transferees of, or other successors in interests to, the selling shareholder, directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire the common stock as principals, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

         o        ordinary brokers' transactions;

         o transactions involving cross or block trades or otherwise on the NASDAQ National Market;

         o purchases by brokers, dealers, or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

         o "at the market" to or through market makers or into an existing market for the common stock;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         o        in privately negotiated transactions; or

         o        any combination of the foregoing.

         See the Table under the Section entitled "The Financing Transaction" for the number of shares of our common stock that would be sold to Fusion Capital upon our sale of common stock under the first tranche of the common stock purchase agreement at varying purchase prices.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

         Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

         The selling shareholder is an "underwriter" within the meaning of the Securities Act. Any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         Neither we nor the selling shareholder can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder and any other required information.

         We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholder and related persons against specified liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of U.S. Plastic Lumber, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

         FUSION CAPITAL AND ITS AFFILIATES HAVE AGREED NOT TO ENGAGE IN ANY DIRECT OR INDIRECT SHORT SELLING OR HEDGING OF OUR COMMON STOCK DURING THE TERM OF THE COMMON STOCK PURCHASE AGREEMENT.

         We have advised the selling shareholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

         This offering will terminate on the earlier of (1) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144(k) under the Securities Act or (2) the date on which all shares offered by this prospectus have been sold by the selling shareholder.

                                  LEGAL MATTERS

         An opinion has been rendered by Bruce C. Rosetto, our Vice President, General Counsel and Secretary, to the effect that the shares of common stock issuable in accordance with the common stock purchase agreement will be legally issued, fully paid and non-assessable. Mr. Rosetto did not receive any additional compensation in connection with rendering this opinion other than his salary and benefits as an officer of U.S. Plastic Lumber which include options to purchase 150,000 shares of which 40,000 shares were granted at an exercise price of $3.50 per share, 75,000 shares were granted at an exercise price of $4.00 per share, and the remaining 35,000 shares were granted at $7.281 per share.

                                     EXPERTS

         The consolidated financial statements of U.S. Plastic Lumber Corp. as of December 31, 2000 and 1999 and the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The audited consolidated financial statements and schedules of U.S. Plastic Lumber as of December 31, 1998 and for the year then ended have been incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in accounting and auditing in giving those reports.

         The audited financial statements of Barbella Environmental Technology, Inc. as of and for the year ended December 31, 1998 included in the restated consolidated financial statements of U.S. Plastic Lumber Corp. have been incorporated by reference in this Prospectus in reliance upon the report of Callahan & Co., P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

==============================================================================



                                2,700,000 SHARES

                            U.S. PLASTIC LUMBER CORP.






                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------







                    The date of this Prospectus is ___, 2001

==============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.


Securities and Exchange Commission Registration Fee............   1,329.75 *
Accounting Fees and Expenses...................................   5,000   **
Legal Fees and Expenses........................................  65,000   **
Printing and Engraving Expenses................................   2,000   **
                                                                ----------
                  Total........................................ $73,329.75
                                                                ==========


*  Actual
** Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         U.S. Plastic Lumber's articles of incorporation (a copy of which is filed as Exhibit 3.5 to the Company's Registration Statement on Form SB-2 filed with the SEC on March 7, 1997) limit liability of its officers and directors to the fullest extent permitted by the Nevada Business Corporation Act.

         Sections 18.7502 and 78.751 of the Nevada Business Corporation Act provides that each corporation:

         (1) may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful; and

         (2) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         To the extent that a director, officer, employee or agent of a Nevada corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 above, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         Any indemnification under Sections 1 and 2, unless ordered by a court or advanced as provided by the Nevada statute and the Company's articles of incorporation, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a) By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this Section do not affect any rights to advancement of expenses to which corporate personnel other than director of officers may be entitled under any contract or otherwise by law.

         The indemnification and advancement of expenses authorized in or ordered by a court: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to the requirements of the Nevada statute and the Company's articles of incorporation, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

         The Company has obtained insurance to cover its directors and executive officers for liabilities which may be incurred in connection with the offer, sale and registration of the common stock.

ITEM 16. EXHIBITS.

4.1 Registration Rights Agreement, dated as of December 7, 2000, by and between the Company and Fusion Capital Fund II, LLC

5.1         Opinion of Rosetto & Associates, LLC

10.1 Common Stock Purchase Agreement, dated as of December 7, 2000, by and between the Company and Fusion Capital Fund II, LLC

23.1        Consent of KPMG LLP

23.2        Consent of Arthur Andersen LLP

23.3        Consent of Callahan & Co., P.C.

23.4        Consent of Bruce C. Rosetto (included in Exhibit 5.1)

24.1        Power of Attorney of certain signatories (included on the Signature
            Page)

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, state of Florida on April 9, 2001.

                                          U.S. PLASTIC LUMBER CORP.


Date: April 9, 2001                       By: /s/ MARK S. ALSENTZER
     ----------------                         --------------------------------
                                          Mark S. Alsentzer, Chairman, Chief
                                          Executive Officer and President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mark S. Alsentzer, his true and lawful attorney-in-fact and agents, with full power of substitution, for him and in this name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on ____________, 2001 in the capacities indicated.


NAME                                         TITLE
----                                         -----
 /S/ MARK  S. ALSENTZER
 -------------------------------             Chairman, Chief Executive Officer and          April 9, 2001
Mark S. Alsentzer                            President (Principal Executive Officer)        -------------------
                                                                                            Date


/s/ JOHN W. POLING                           Chief Financial Officer (Principal Financial   April 9, 2001
--------------------------------             Officer)                                       -------------------
John W. Poling                                                                              Date


/s/ AUGUST C. SCHULTES, III                  Director                                       April 9, 2001
--------------------------------                                                            -------------------
August C. Schultes III                                                                      Date



 /s/ GARY J. ZIEGLER                         Director                                       April 9, 2001
--------------------------------                                                            -------------------
Gary J. Ziegler                                                                             Date


 /s/ ROGER N. ZITRIN                         Director                                       April 9, 2001
--------------------------------                                                            -------------------
Roger N. Zitrin                                                                             Date



/s/ KENNETH LEUNG                            Director                                       April 9, 2001
--------------------------------                                                            Date
Kenneth Leung


                                  EXHIBIT INDEX

4.1 Registration Rights Agreement, dated as of December 7, 2000, by and between the Company and Fusion Capital Fund II, LLC

5.1         Opinion of Rosetto & Associates, LLC

10.1 Common Stock Purchase Agreement, dated as of December 7, 2000, by and between the Company and Fusion Capital Fund II, LLC

23.1        Consent of KPMG LLP

23.2        Consent of Arthur Andersen LLP

23.3        Consent of Callahan & Co., P.C.

23.4        Consent of Bruce C. Rosetto (included in Exhibit 5.1)

24.2        Power of Attorney of certain signatories (included on the Signature
            Page)